As filed with the Securities and Exchange Commission on September 20, 2021.
Registration No. 333-259250
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CUE HEALTH INC.
(Exact name of registrant as specified in its charter)
Delaware	3826	27-1562193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
(858) 412-8151
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ayub Khattak
President and Chief Executive Officer
Cue Health Inc.
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
(858) 412-8151
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
E. Thom Rumberger Jr. Glenn R. Pollner Molly Fox Craig Hilts Wilmer Cutler Pickering Hale and Dorr LLP 2600 El Camino Real, Suite 400 Palo Alto, CA 94306 (650) 858 6000	Erica Palsis General Counsel Cue Health Inc. 4980 Carroll Canyon Rd. Suite 100 San Diego, CA 92121 (858) 412-8151	Charles S. Kim Jonie Kondracki Kristin VanderPas Denny Won Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form S-1 of Cue Health Inc. (File No. 333-259250) (the “Registration Statement”) is an exhibits-only filing to file Exhibit 1.1 and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page and the exhibits filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by the registrant. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq initial listing fee.
Amount
SEC registration fee	$26,662
FINRA filing fee	37,157
Nasdaq initial listing fee	295,000
Accountants’ fees and expenses	3,800,000
Legal fees and expenses	2,000,000
Transfer agent’s fees and expenses	25,000
Printing and engraving expenses	350,000
Miscellaneous	266,181
Total expenses	$6,800,000
Item 14.	Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation that will be effective immediately prior to the completion of this offering provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated certificate of incorporation that will be effective immediately prior to the completion of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
Our amended and restated certificate of incorporation that will be effective immediately prior to the completion of this offering also provides that we will indemnify any Indemnitee who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses (including attorney’s fees). Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.
In addition, we have entered into indemnification agreements with all of our executive officers and directors. In general, these agreements provide that we will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.
We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.
Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.	Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of our common stock, shares of our redeemable convertible preferred stock and stock options and restricted stock units granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
(a)	Issuances of Preferred Stock.
On March 23, 2018, we issued and sold 3,485,535 shares of our Series B redeemable convertible preferred stock to 1 investor for cash at a per share price of $1.4345 for an aggregate purchase price of $5.0 million.
On April 12, 2018, we issued and sold 10,456,605 shares of our Series B redeemable convertible preferred stock to 1 investor for cash at a per share price of $1.4345 for an aggregate purchase price of $15.0 million.
On April 25, 2018, we issued and sold 3,903,797 shares of our Series B redeemable convertible preferred stock to 9 investors for cash at a per share price of $1.4345 for an aggregate purchase price of $6.0 million.
On May 11, 2018, we issued and sold 3,590,101 shares of our Series B redeemable convertible preferred stock to 2 investors for cash at a per share price of $1.4345 for an aggregate purchase price of $5.2 million.

On June 1, 2020, we issued and sold 26,497,815 shares of our Series C-1 redeemable convertible preferred stock to 18 investors for cash at a price per share of $3.6619 for an aggregate purchase price of $97.0 million.
On June 1, 2020, we issued and sold 1,690,380 shares of our Series C-2 redeemable convertible preferred stock to 5 investors at a price per share of $3.2957 in exchange for cancellation of the aggregate and interest of $5.6 million under outstanding convertible promissory notes.
On June 5, 2020, we issued and sold 109,232 shares of our Series C-1 redeemable convertible preferred stock to 2 investors for cash at a price per share of $3.6619 for an aggregate purchase price of $0.4 million.
On June 12, 2020, we issued and sold 701,180 shares of our Series C-1 redeemable convertible preferred stock to 2 investors for cash at a price per share of $3.6619 for an aggregate purchase price of $2.6 million.
No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder, relative to transactions by an issuer not involving any public offering. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.
(b)	Issuances of Preferred Stock Warrants.
On November 27, 2018, the Company entered into the Second Amendment to replace the growth capital advances with a revolving line which provided a credit extension of up to $4.0 million maturing on June 30, 2020 and the Growth Capital A Line which provided a credit extension of up to $6.0 million with a maturity date of September 30, 2022 if the Company provides evidence satisfactory to Comerica that the option period under (and as detailed in) our contract with BARDA has been exercised. The extension under our contract with BARDA was exercised in March 2020 (see Note 3). In connection with the Second Amendment, the Company issued 31,369 Series B Preferred stock warrants at an exercise price of $1.4345. These warrants were immediately exercisable and will expire if unexercised ten years after their issuance
No underwriters were involved in the foregoing issuances of securities. The securities described in this section (b) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder, relative to transactions by an issuer not involving any public offering. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.
(c)	Issuances of Convertible Notes.
Between May 1, 2020 and May 19, 2020, we issued and sold convertible notes in the aggregate amount of $5.6 million. These notes were subsequently converted into an aggregate of 1,690,380 shares of our Series C-2 redeemable convertible preferred stock on June 1, 2020.
Between May 7 and May 12, 2021, we issued and sold Convertible Notes in an aggregate principal amount of $235.5 million. The Convertible Notes will automatically convert into shares of our common stock upon the closing of this offering.
No underwriters were involved in the foregoing issuances of securities. The securities described in this section (c) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder, relative to transactions by an issuer not involving any public offering. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(d)	Issuances of Common Stock.
Between September 6, 2018 and July 24, 2020, we issued an aggregate of 10,297,293 shares of restricted common stock, for cash with purchase prices ranging from $0.48 to $1.41 per share, or for services rendered, to our employees, directors, advisors and consultants pursuant to our 2014 Equity Incentive Plan.
No underwriters were involved in the foregoing issuances of securities. The issuances of shares of common stock described in this section (d) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, advisors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.
(e)	Stock Option Grants and Option Exercises.
Between August 8, 2018 and 2021, we granted options to purchase an aggregate of 9,692,737 shares of common stock, with exercise prices ranging from $0.48 to $15.61 per share, to our employees, directors and consultants pursuant to our 2014 Equity Incentive Plan.
Between May 18, 2018 and March 11, 2021, we issued 1,921,256 shares of common stock upon the exercise of stock options granted under our 2014 Equity Incentive Plan for aggregate consideration of $1.1 million.
Between August 9, 2020 and May 7, 2021, we issued 1,043,000 shares of common stock upon exercise of stock options granted prior to, and separate and apart from, our 2014 Equity Incentive Plan for aggregate consideration of $0.3 million.
The stock options and the shares of common stock issuable upon the exercise of stock options described in this section (e) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.
(f)	Restricted Stock Units.
Between February 1, 2021 and March 1, 2021, we issued 1,049,043 restricted stock units pursuant to our 2014 Equity Incentive Plan.
The restricted stock units described in this section (f) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.
(g)	Warrant Exercises.
On June 30, 2021, we issued 84,118 shares of common stock pursuant to the exercise of an outstanding warrant at an exercise price of $0.92 per share.
Item 16.	Exhibits and Financial Statement Schedules.
(a) Exhibits
Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as amended
3.2*	Bylaws of the Registrant
3.3*	Form of Restated Certificate of Incorporation of the Registrant (to be effective immediately prior to the completion of this offering)
3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective immediately prior to the completion of this offering)
4.1*	Specimen Stock Certificate evidencing the shares of common stock

Exhibit Number	Description of Exhibit
4.2*	Amended and Restated Investors’ Rights Agreement, dated June 1, 2020 by and among the Registrant and the investors party thereto
4.3*	Common Stock Warrant
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1*	Form of Stock Option Award Agreement
10.2*	2014 Equity Incentive Plan
10.3*	Form of Stock Option Agreement under 2014 Equity Incentive Plan
10.4*	Form of Restricted Stock Agreement under 2014 Equity Incentive Plan
10.5*	2021 Stock Incentive Plan
10.6*	Form of Stock Option Agreement under the 2021 Stock Incentive Plan
10.7*	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2021 Stock Incentive Plan
10.8*	Form of Restricted Stock Unit Agreement for Participants (other than Non-Employee Directors) under the 2021 Stock Incentive Plan
10.9*	2021 Employee Stock Purchase Plan
10.10*	Summary of Non-Employee Director Compensation Program
10.11†*	Award/Contract No. W911NF2190001, dated October 13, 2020, by and between the Registrant and the US Army, as amended through September 14, 2021
10.12†*	Loan and Security Agreement, dated February 5, 2021, by and between the Registrant and East West Bank, Comerica Bank and Silicon Valley Bank
10.13*	Standard Industrial/Commercial Multi-tenant Lease, dated January 20, 2021, by and between the Registrant and Nancy Ridge Technology Center, L.P.
10.14*	Lease, dated December 4, 2018, by and between the Registrant and BMR-MODA Sorrento LP
10.15*	Lease Agreement, dated January 16, 2017, by and between the Registrant and ARE-SD Region No. 25, LLC
10.16*	Standard Form Industrial Net Lease, dated October 9, 2020, by and between the Registrant and Westcore CG Commerce, LLC
10.17*	Lease Agreement, dated June 4, 2020, by and between the Registrant and ARE-SD Region No. 67, LLC
10.18*	Employment Agreement, dated January 20, 2021, by and between the Registrant and Erica Palsis
10.19*	Employment Agreement, dated February 23, 2021, by and between the Registrant and John Gallagher
10.20*	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors
10.21*	Employment Agreement, dated July 8, 2021, by and between the Registrant and Ayub Khattak
10.22*	Employment Agreement, dated July 8, 2021, by and between the Registrant and Clint Sever
10.23*	Employment Agreement, dated July 8, 2021, by and between the Registrant and Chris Achar
10.24*	Form of Restricted Stock Unit Agreement under 2021 Stock Incentive Plan between the Registrant and each of Ayub Khattak and Clint Sever
10.25*	Form of Performance-Based Restricted Stock Unit Agreement under 2021 Stock Incentive Plan between the Registrant and each of Ayub Khattak and Clint Sever
10.26*	Form of the Restricted Stock Agreement under 2014 Equity Incentive Plan between the Registrant and each of Rohan Oza and Robin Farias-Eisner
23.1*	Consent of BDO USA, LLP, independent registered public accounting firm
23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Consent of Joanne Bradford
99.2*	Consent of Carole Faig
99.3*	Consent of Maria Martinez
*	Previously filed.
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.
Item 17.	Undertakings.
(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on this 20th day of September, 2021.
CUE HEALTH INC.

By:	/s/ Ayub Khattak
Ayub Khattak President and Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date

/s/ Ayub Khattak	President and Chief Executive Officer, Director, Chairman of the Board (Principal Executive Officer)	September 20, 2021
Ayub Khattak

/s/ John Gallagher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 20, 2021
John Gallagher

*	Director	September 20, 2021
Chris Achar

*	Director	September 20, 2021
Xiangmin Cui

*	Director	September 20, 2021
Robin Farias-Eisner

*	Director	September 20, 2021
Rohan Oza

*	Director	September 20, 2021
Scott Stanford
*By:	/s/	Ayub Khattak
Ayub Khattak Attorney-in-fact